Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

PPDAI GROUP INC.

(adopted by Special Resolution on February 9, 2015)

1	The name of the Company is PPDAI Group Inc..

2	The registered office of the Company shall be at the offices of Maricorp Services Ltd., P.O. Box 2075, George Town, Grand Caymen KY1-1105, Cayman Islands.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (as amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Shareholder is limited to the amount from time to time unpaid on such Shareholder’s shares.

5	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

6	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

7	The authorised share capital of the Company is US$50,000 divided into 50,000,000 shares of par value US$0.001 each, of which (i) 42,661,596 shares are designated as Common Shares, (ii) 2,850,000 shares are designated as Series A Preferred Shares, (iii) 2,142,857 are designated as Series B Preferred Shares, and (iv) 2,345,547 shares are designated as Series C Preferred Shares, provided always that subject to the Companies Law (as amended) and the Articles of Association, the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

PPDAI GROUP INC.

(adopted by Special Resolution on February 9, 2015)

INTERPRETATION

1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company (including the Schedule A hereto).

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Memorandum”	means the memorandum of association of the Company, as amended from time to time.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Shareholder is entitled by the Articles.

“Person”	shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a governmental authority.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Shareholder”	means any individual or entity holding Shares in the Company.

“Share” and “Shares”	means a share or shares in the Company and includes a fraction of a share.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2013 Revision) of the Cayman Islands as may be amended from time to time.

2	In the Articles:

2.1	words importing the singular number include the plural number and vice versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	words importing persons include corporations;

2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.8	in these Articles Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

PRIORITY OF THE PROVISIONS SET OUT IN THE SCHEDULE

3	All provisions set out in the main body of these Articles shall be read in conjunction with and shall be subject to the terms set out in the Schedule A hereto, which provide further details on the rights of holders of preferred shares. In the event of any difference between the provisions set out in the main body of these Articles and the provisions set out in the Schedule A hereto, the provisions set out in the Schedule A hereto shall prevail.

COMMENCEMENT OF BUSINESS

4	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

5	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6	Subject to the other provisions in the Memorandum and Articles (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

7	The Company shall not issue Shares to bearer.

REGISTER OF SHAREHOLDERS

8	The Company shall maintain or cause to be maintained the register of members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

9	For the purpose of determining Shareholders entitled to notice of, or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other purpose, the Directors may provide that the register of members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the register of members shall be closed for the purpose of determining Shareholders entitled to notice of, or to vote at, a meeting of Shareholders the register of members shall be closed for at least ten days immediately preceding the meeting.

10	In lieu of, or apart from, closing the register of members, the Directors may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to notice of, or to vote at any meeting of the Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or in order to make a determination of Shareholders for any other purpose.

11	If the register of members is not so closed and no record date is fixed for the determination of Shareholders entitled to notice of, or to vote at, a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12	A Shareholder shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

REDEMPTION AND REPURCHASE OF SHARES

15	Subject to the Statute and the other provisions in the Memorandum and Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of such Shares shall be effected in such manner as the Company may determine before the issue of the Shares or as set forth in the Articles.

16	Subject to the Statute and other provisions in the Memorandum and Articles, the Company may purchase its own Shares (including any redeemable Shares).

17	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

18	The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

19	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

20	The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUSTS

21	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

22	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or his estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

23	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

24	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

25	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

26	Subject to the terms of the allotment the Directors may from time to time make calls upon the Shareholders in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Shareholder shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

27	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

28	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

29	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

30	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

31	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

32	The Directors may, if they think fit, receive an amount from any Shareholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Shareholder paying such amount in advance.

33	No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

34	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

35	If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

36	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

37	A person any of whose Shares have been forfeited shall cease to be a Shareholder in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

38	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

39	The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

40	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the register of members. The Directors may decline to register any transfer of Shares if such transfer of Shares does not comply with the terms of any agreement between the Company and such transferring Shareholder.

41	If a Shareholder dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall are the only persons recognised by the Company as having any title to his interest. The estate of a deceased Shareholder is not thereby released from any liability in respect of any Share, which had been jointly held by him.

42	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Shareholder before his death or bankruptcy, as the case may be.

43	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

44	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by ownership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTERED OFFICE

45	Subject to the Statute, the Company may by resolution of the Directors change the location of its registered office.

GENERAL MEETINGS

46	All general meetings other than annual general meetings shall be called extraordinary general meetings.

47	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

48	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

49	The Directors may call general meetings, and they shall on a Shareholders requisition forthwith proceed to convene an extraordinary general meeting of the Company.

50	A Shareholders requisition is a requisition of Shareholders of the Company who can at least constitute at the date of deposit of the requisition, any of (i) the Common Majority (as defined in Schedule A attached hereto), (ii) holders holding at least a majority of the Series A Preferred Shares, (iii) holders holding at least a majority of the Series B Preferred Shares, or (iv) holders holding at least thirty percent (30%) of the Series C Preferred Shares.

51	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.

52	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

53	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

54	Written notice shall be given not less than ten (10) days nor more than sixty (60) days before the date of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

54.1	in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

54.2	in the case of an extraordinary general meeting, by a majority in number of the Shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninty five percent (95%) of the outstanding Shares giving that right.

55	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

56	No business shall be transacted at any general meeting unless a quorum is present. Unless otherwise provided by law or the Articles, a majority of the Shares (including (i) the Common Majority (as defined in Schedule A attached hereto), (ii) the Series A Majority, (iii) the Series B Majority and (iv) the Series C Majortity) entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of Shareholders.

57	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

58	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

59	Unless otherwise provided by law or the Articles, if a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholders present shall be a quorum, provided that matters discussed in such adjourned meeting shall be limited to those stated in the written notices and agendas of such meeting.

60	The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their members to be chairman of the meeting.

61	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Shareholders present shall choose one of their members to be chairman of the meeting.

62	The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

63	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Shareholder or Shareholders collectively present in person or by proxy and holding at least ten percent of the outstanding Shares giving a right to attend and vote at the meeting demand a poll.

64	Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

65	The demand for a poll may be withdrawn.

66	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

67	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

68	Reserved.

VOTES OF SHAREHOLDERS

69	Subject to any rights or restrictions attached to any Shares, on a show of hands every Shareholder who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one vote and on a poll every Shareholder shall have one vote for every Share of which he is the holder.

70	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

71	A Shareholder of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Shareholder’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

72	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Shareholder on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

73	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

74	On a poll or on a show of hands votes may be cast either personally or by proxy. A Shareholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Shareholder appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

75	A Shareholder holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

76	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Shareholder of the Company.

77	The instrument appointing a proxy shall be deposited at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

77.1	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

77.2	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

77.3	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

78	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

79	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE SHAREHOLDERS

80	Any corporation or other non-natural person which is a Shareholder may in accordance with its constitutional documents, or in the absence of such provision by resolution of its Directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Shareholder.

SHARES THAT MAY NOT BE VOTED

81	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

82	Except as otherwise provided herein, the number of Directors of the Company shall be determined from time to time by the Shareholders at a general or extraordinary meeting or by written consent. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscriber(s) to the Memorandum. Each Director shall hold office until such Director’s successor is elected and qualified or until such Director’s earlier resignation or removal. Any Director may resign at any time upon written notice to the Company.

POWERS OF DIRECTORS

83	Subject to the Statute and the other provisions in the Memorandum and Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

84	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

85	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

86	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

87	Except as otherwise provided in the Articles, Directors shall be elected by the Shareholders at a general or extraordinary meeting or by written consent. Elections of Directors need not be by written ballot.

88	Except as otherwise provided herein, vacancies in the Board of Directors may be filled by an election either at a general meeting or at an extraordinary meeting of the Shareholders called for that purpose. Any Directors elected by the Shareholders to fill a vacancy shall hold office for the balance of the term for which he or she was elected.

VACATION OF OFFICE OF DIRECTOR

89	The office of a Director shall be vacated if:

89.1	he gives notice in writing to the Company that he resigns the office of Director; or

89.2	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

89.3	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

89.4	if he is found to be or becomes of unsound mind; or

89.5	if, with or without cause, the holders of a majority of the Shares then entitled to vote at an election of Directors (including the affirmative votes of the Preferred Majority) resolve that he should be removed as a Director.

PROCEEDINGS OF DIRECTORS

90	Subject to the other provisions in the Memorandum and Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

91	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

92	A resolution in writing (in one or more counterparts) signed by all the Directors or all the Shareholders of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

93	A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

94	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

95	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

96	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

97	Any non-employee Director who expects to be unable to attend a Board of Director meeting because of absence, illness or otherwise, may appoint any Person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend the Board of Director meeting and to vote thereat and to do, in the place and stead of his appointor, any other act or thing that his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

98	Reserved.

DIRECTORS’ INTERESTS

99	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

100	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

101	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

102	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established; provided however that a Director (or his alternate Director in his absence) shall not vote in respect of any contract or transaction or action in which he is interested.

103	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

104	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

105	The Directors may delegate any of their powers to any committee consisting of nine (9) Directors (including the Preferred Directors as defined in Schedule A attached hereto). They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

106	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a Shareholder of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

107	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

108	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

109	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Shareholders.

ALTERNATE DIRECTORS

110	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

111	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a Shareholder, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

112	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

113	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

114	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

115	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

116	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors (including the affirmative votes of at least three (3) Preferred Directors) shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

117	The Directors may by resolution (including the affirmative votes of at least three (3) Preferred Directors) approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

118	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

119	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

120	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

121	Subject to the Statute and the other provisions in the Memorandum and Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

122	The Directors may deduct from any dividend or distribution payable to any Shareholder all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

123	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

124	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the register of members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

125	No dividend or distribution shall bear interest against the Company.

126	Any dividend which cannot be paid to a Shareholder and/or which remains unclaimed after six months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Shareholder. Any dividend which remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

127	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). The Directors may authorise any person to enter on behalf of all of the Shareholders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

128	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

129	In addition to the Company’s contractual rights, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

130	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

131	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

132	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

133	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

NOTICES

134	Notices shall be in writing and may be given by the Company to any Shareholder either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the register of members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Shareholder). Any notice, if posted from one country to another, is to be sent via FedEx or a similar internationally recognized carrier.

135	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

136	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Shareholder in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

137	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Shareholder in the register of members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Shareholder of record where the Shareholder of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

INDEMNITY

138	Every Director, agent or officer of the Company shall be indemnified to the fullest extent permissible under the law against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director, agent or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

FINANCIAL YEAR

139	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

140	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and the Memorandum and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SCHEDULE A

Rights, Preferences and Privileges of Preferred Shares

A series of preferred shares shall be designated as “series A preferred shares” and shall consist of 2,850,000 shares, a series of preferred shares shall be designated as “series B preferred shares” and shall consist of 2,142,857 shares, and a series of preferred shares shall be designated as “series C preferred shares” and shall consist of 2,345,547 shares. The rights, preferences and privileges granted to and imposed on the series A preferred shares, the series B preferred shares and the series C preferred shares are as set forth in this Schedule A.

This Schedule A is an attachment to the main body of the Memorandum and Articles of Association and form a part of the Memorandum and Articles of Association. All provisions set out in the main body of the Memorandum and Articles of Association shall be read in conjunction with and shall be subject to the terms set out in this Schedule A. In the event of any difference between the provisions set out in the main body of the Memorandum and Articles of Association and the provisions set out in this Schedule A, the provisions set out in this Schedule A shall prevail.

All references in this Schedule A to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Schedule A unless explicitly stated otherwise. Capitalised terms that are not defined in this Schedule A bear the same meaning as those given in the Memorandum and Articles of Association. In addition, the following definitions shall apply to this Schedule A:

“Additional Dividends”	has the meaning set forth in Section 1.2.

“Board”	means the Company’s board of directors.

“Closing”	has the meaning set forth in the Series C Share Purchase Agreement.

“Closing Date”	has the meaning set forth in the Series C Share Purchase Agreement.

“Common Directors”	has the meaning set forth in Section 5.2(a)(v).

“Common Majority”	means the Common Shareholders holding more than 50% of the Common Shares.

“Common Shares”	means the common shares of par value US$0.001 each of the Company.

“Common Shareholders”	means holders of the outstanding Common Shares.

“Company”	means PPDAI Group Inc..

“Compensation Committee”	has the meaning set forth in Section 5.2(d).

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“Control Documents”	has the meaning set forth in the Series C Share Purchase Agreement.

“Conversion Price”	has the meaning set forth in Section 4.1.

“Equity Securities”	has the meaning set forth in the Series C Share Purchase Agreement.

“ESOP”	means the Company’s share option plan or other equity incentive plan, in any case that is approved by the shareholders of the Company (including the prior consents of the Preferred Majority).

“Founder Party”	has the meaning set forth in the Series C Share Purchase Agreement.

“Group Company”	has the meaning set forth in the Series C Share Purchase Agreement.

“Lead Series B Investors”	means Lightspeed China Partners I, L.P. and Lightspeed China Partners I-A, L.P and/or their successors in title, permitted assigns and permitted transferees.

“Lead Series C Investors”	means Legend Capital and SIG.

“Legend Capital”	means OCEANIC TEAM LIMITED and/or its successors in title, permitted assigns and permitted transferees.

“Liquidation Event”

means any of the following events:

(i) the liquidation, dissolution or winding-up of the Company;

(ii) the acquisition of any Group Company by a bona fide third party purchaser (whether by a sale of equity, merger or consolidation) in which in excess of 50% of such Group Company’s voting power outstanding before such transaction is transferred; or

(iii) the sale or other disposition of all or substantially all of the assets of any Group Company or the exclusive licensing of all or substantially all of any Group Company’s intellectual properties, including without limitation disposition by means of liquidation, dissolution or winding-up of any Group Company.

For the avoidance of doubt, a Drag-Along Sale as defined in the Shareholders’ Agreement shall be a Liquidation Event.

“New Shares”	has the meaning set forth in the Shareholders’ Agreement.

“Observers”	has the meaning set forth in Section 5.2(c).

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“Option”	means any options to purchase or rights to subscribe for Common Shares, or other securities by their terms convertible into or exchangeable for Common Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities.

“Preferred Directors”	has the meaning set forth in Section 5.2(a)(iv).

“Preferred Dividends”	has the meaning set forth in Section 1.1.

“Preferred Majority”	has the meaning set forth in the Shareholders’ Agreement

“Preferred Shares”	means collectively the Series A Preferred Shares, the Series B Preferred Shares and/or the Series C Preferred Shares.

“Preferred Share Purchase Price”	means the Series A Preferred Share Purchase Price, the Series B Preferred Share Purchase Price or the Series C Preferred Share Purchase Price, as the case may be.

“Preferred Shareholders”	means the Series A Shareholder, the Series B Shareholders and/or the Series C Sharheolders collectively.

“Qualified IPO”	an initial public offering of the Company on The New York Stock Exchange, NASDAQ, Hong Kong Stock Exchange or such other reputable stock exchange approved by the Board (including the affirmative votes of at least three (3) Preferred Directors) with (i) the minimum market capitalization before closing of the initial public offering of US$1,000,000,000 or (ii) at a price per share not less than five times of the Series C Preferred Shares Purchase Price.

“Redemption Date”	has the meaning set forth in Section 3.1(f).

“Redemption Notice”	has the meaning set forth in Section 3.1(e).

“Redemption Participation Notice”	has the meaning set forth in Section 3.1(e).

“Redemption Participation Request”	has the meaning set forth in Section 3.1(e).

“Redemption Price”	means any of the Series A Redemption Price, the Series B Redemption Price or the Series C Redemption Price.

“Redemption Request”	means any of the Series A Redemption Request, the Series B Redemption Request or the Series C Redemption Request, as the case may be.

“Series A Investor”	means Sequoia Capital 2010 CV Holdco, Ltd and/or its successors in title, permitted assigns and permitted transferees.

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“Series A Majority”	means the Series A Preferred Shareholders holding more than 50% of the Series A Preferred Shares.

“Series A Preference Amount”	has the meaning set forth in Section 2.1(c).

“Series A Preferred Share Purchase Price”	means the per-share purchase price for the Series A Preferred Shares pursuant to the Series A Share Purchase Agreement (i.e. US$1.60) (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series A Redemption Events”	has the meaning set forth in Section 3.1(a).

“Series A Redemption Price”	has the meaning set forth in Section 3.1(d)(i).

“Series A Redemption Request”	has the meaning set forth in Section 3.1(a).

“Series A Shareholders”	means the holders of the Series A Preferred Shares, initially being Series A Investor.

“Series A Share Purchase Agreement”	means that certain share purchase agreement dated as of September 13, 2012 by and among the Company, purchasers of the Series A Preferred Shares named therein and certain other parties thereto.

“Series A Transaction Documents”	means the Transaction Documents as defined in the Series A Share Purchase Agreement.

“Series B Co-Investors”	means Sequoia Capital 2010 CV Holdco, Ltd. and JOY BRIGHT MANAGEMENT LIMITED and/or their respective successors in title, permitted assigns and permitted transferees.

“Series B Majority”	means the Series B Preferred Shareholders holding more than 50% of the Series B Preferred Shares.

“Series B Preference Amount”	has the meaning set forth in Section 2.1(b).

“Series B Preferred Shares”	means the series B preferred shares of par value of US$0.001 each of the Company.

“Series B Preferred Share Purchase Price”	means the per-share purchase price for the Series B Preferred Shares pursuant to the Series B Share Purchase Agreement (i.e. US$7.00) (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

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“Series B Redemption Events”	has the meaning set forth in Section 3.1(a).

“Series B Redemption Price”	has the meaning set forth in Section 3.1(b)(ii).

“Series B Redemption Request”	has the meaning set forth in Section 3.1(a).

“Series B Shareholders”	means the holders of the Series B Preferred Shares, initially being Lead Series B Investors and Series B Co-Investors.

“Series B Share Purchase Agreement”	means that certain share purchase agreement dated as of February 13, 2014 by and among the Company, purchasers of the Series B Preferred Shares named therein and certain other parties thereto.

“Series B Transaction Documents”	means the Transaction Documents as defined in the Series B Share Purchase Agreement.

“Series C Majority”	means the Series C Preferred Shareholders holding more than 70% of the Series C Preferred Shares.

“Series C Preference Amount”	has the meaning set forth in Section 2.1(a).

“Series C Preferred Shares”	means the series C preferred shares of par value of US$0.001 each of the Company.

“Series C Preferred Share Purchase Price”	means the per-share purchase price for the Series C Preferred Shares pursuant to the Series C Share Purchase Agreement (i.e. US$19.8958596) (as appropriately adjusted for any share split, share division, share combination, share dividend or similar events).

“Series C Redemption Events”	has the meaning set forth in Section 3.1(c)3.1(a).

“Series C Redemption Price”	has the meaning set forth in Section 3.1(b)(iii).

“Series C Redemption Request”	has the meaning set forth in Section 3.1(a).

“Series C Shareholders”	means the holders of the Series C Preferred Shares, initially being the Lead Series C Investors and Series C Co-investors.

“Series C Share Purchase Agreement”	means that certain share purchase agreement dated as of February 9, 2015 by and among the Company, purchasers of the Series C Preferred Shares named therein and certain other parties thereto.

“Series C Transaction Documents”	means the Transaction Documents as defined in the Series C Share Purchase Agreement.

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“Shares”	means shares in the Company.

“Shareholder”	means any holder of the outstanding Shares.

“Shareholders’ Agreement”	means the Second Amended and Restated Shareholders’ Agreement dated as of February 9, 2015 entered into among the Company, the Series A Investor, the Lead Series B Investors, the Series B Co-Investors, the Lead Series C Investors, the Series C Co-Investors, the Founder Parties and certain other entities, as amended and restated from time to time.

“SIG”	means SIG China Investments Master Fund III, LLLP and/or its successors in title, permitted assigns and permitted transferees.

“US GAAP”	has the meaning set forth in the Shareholders’ Agreement.

1.	DIVIDEND

1.1	Preferred Dividends. The Preferred Shareholders shall be entitled to receive, in preference to any dividend on the Common Shares, non-accumulative dividends for each Preferred Share at the rate equal to 8% of, as the case may be, the Series A Preferred Share Purchase Price, the Series B Preferred Share Purchase Price and the Series C Preferred Share Purchase Price (the “Preferred Dividends”). Except the Additional Dividends (as defined below), no dividend, whether in cash, in property, in Shares or otherwise may be declared or paid on any other class or series of Shares unless and until the Preferred Dividends are first paid in full.

1.2	Additional Dividends. After the Preferred Dividends have been paid in full or declared and reserved in any fiscal year of the Company, the Board may declare additional dividends (the “Additional Dividends”) out of funds legally available therefor in that fiscal year ratably among the Shareholders in proportion to the number of Shares held by them (calculated on an as converted to Common Shares basis).

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2.	LIQUIDATION

2.1	Liquidation Event

In a Liquidation Event, all assets and funds of the Company legally available for distribution to the Shareholders shall, by reason of the Shareholders’ ownership of the Shares, be distributed as follows:

(a)	FIRST, prior to and in preference to any distribution of any of the assets of the Company to the Series B Shareholders, the Series A Shareholders and Common Shareholders, the Series C Shareholders shall be entitled to receive for each outstanding Series C Preferred Share held, an amount equal to 125% of the Series C Preferred Share Purchase Price, plus all declared but unpaid dividend (the “Series C Preference Amount”); provided that, if the Company’s assets and funds are insufficient for the full payment of the Series C Preference Amount to all the Series C Shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series C Shareholders in proportion to the aggregate Series C Preference Amount each such Series C Shareholder is otherwise entitled to receive pursuant to this Section 2.1(a);

(b)	SECOND, prior to and in preference to any distribution of any of the assets of the Company to the Series A Shareholders and Common Shareholders, the Series B Shareholders shall be entitled to receive for each outstanding Series B Preferred Share held, an amount equal to 150% of the Series B Preferred Share Purchase Price, plus all declared but unpaid dividend (the “Series B Preference Amount”); provided that, if the Company’s assets and funds are insufficient for the full payment of the Series B Preference Amount to all the Series B Shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series B Shareholders in proportion to the aggregate Series B Preference Amount each such Series B Shareholder is otherwise entitled to receive pursuant to this Section 2.1(b);

(c)	THIRD, after the full Series B Preference Amount has been paid, prior to and in preference to any distribution of any of the remaining assets of the Company to the Common Shareholders, the Series A Shareholders shall be entitled to receive for each outstanding Series A Preferred Share held, an amount equal to 150% of the Seires A Preferred Share Purchase Price, plus all declared but unpaid dividend (the “Series A Preference Amount”); provided that, if the Company’s remaining assets and funds are insufficient for the full payment of the Series A Preference Amount to all the Preferred Shareholders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series A Shareholders in proportion to the aggregate Series A Preference Amount each such Series A Shareholder is otherwise entitled to receive pursuant to this Section 2.1(c);

(d)	FOURTH, after the full Series C Preference Amount, the Series B Preference Amount and Series A Preference Amount have been paid, the remaining assets and funds of the Company legally available for distribution to the Shareholders shall be distributed ratably among the Shareholders in proportion to the number of Shares held by them (calculated on an as converted to Common Shares basis).

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3.	REDEMPTION

The Preferred Shares shall have redemption rights as follows:

3.1	Preferred Shareholder Redemption

(a)	Series A Redemption Event.

Upon the occurrence of any of the following events (the “Series A Redemption Events”):

(i)	the Company receives a Series B Redemption Request pursuant to Section 3.1(b) or Series C Redemption Request pursuant to Section 3.1(c);

(ii)	the Company’s failure to complete a Qualified IPO within five (5) years following the issue date of Series A Preferred Shares;

(iii)	any material adverse change in the laws and/or regulatory environment of any jurisdiction which any Group Company is subject to (including material adverse change in respect of the legality of the Control Documents and the ability of the Company to consolidate the financial results of each Domestic Company under the US GAAP); and

(iv)	any material breach by any Group Company and/or Founder Party of any term of the Series A Transaction Documents (including the Shareholders’ Agreement and Memorandum and Articles as amended from time to time), unless waived by the Series A Majority in writing, at the written request of the Series A Majority (the “Series A Redemption Request”), the Company shall redeem all or portion of the outstanding Series A Preferred Shares held by the Series A Shareholder as requested by the Series A Majority.

(b)	Series B Redemption Event

Upon the occurrence of any of the following events (the “Series B Redemption Events”):

(i)	the Company receives a Series A Redemption Request pursuant to Section 3.1(a) or Series C Redemption Request pursuant to Section 3.1(c);

(ii)	the Company’s failure to complete a Qualified IPO within five (5) years following the issue date of Series B Preferred Shares;

(iii)	any material adverse change in the laws and/or regulatory environment of any jurisdiction which any Group Company is subject to (including material adverse change in respect of the legality of the Control Documents and the ability of the Company to consolidate the financial results of each Domestic Company under the US GAAP);

(iv)	knowingly changing the onshore or offshore structure of the Group by any Group Company or Founder Party in a manner not generally accepted in the international market, which is not approved by the Preferred Majority;

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(v)	any material breach by any Group Company and/or Founder Party of any material term of the Series B Transaction Documents (including the Shareholders’ Agreement and Memorandum and Articles as amended from time to time); and

(vi)	voluntary termination of either Gu Shaofeng ( ) or Zhang Jun ( ) of his employment with any Group Company,

at the written request of any Series B Shareholder(s) who individually or in the aggregate hold(s) at least twenty percent (20%) of all the issued and outstanding Series B Preferrred Shares (the “Series B Redemption Request”), the Company shall redeem all or portion of the outstanding Series B Preferred Shares held by such Series B Shareholder(s).

(c)	Series C Redemption Event

Upon the occurrence of any of the following events (the “Series C Redemption Events”):

(i)	the Company receives a Series A Redemption Request pursuant to Section 3.1(a) or a Series B Redemption Request pursuant to Section 3.1(b);

(ii)	the Company’s failure to complete a Qualified IPO within five (5) years following the Closing Date;

(iii)	any material adverse change in the laws and/or regulatory environment of any jurisdiction which any Group Company is subject to (including material adverse change in regulations, policies, guidelines, enforcement actions, and practices of the CBRC (as defined in the Series C Share Purchase Agreement) on operation of online platform for peer-to-peer small loans, establishment of risk reserve funds, scope and interpretation of capital pool, as well as the legality of the Control Documents and the ability of the Company to consolidate the financial results of each Domestic Company under the US GAAP);

(iv)	any material difference between the results shown in the audit or review report delivered to the Series C Shareholders under Section 6.8(i) of the Seriec C Share Purchase Agreement and the corresponding data shown in the Financial and Operational Statements (as defined in the Series C Share Purchase Agreement) delivered to the Lead Series C Investors under Section 11.1 of Exhibit D of the Seriec C Share Purchase Agreement, except for any difference resulting from different calculation methodology due to changes of US GAAP or applicable Law;

(v)	knowingly changing the onshore or offshore structure of the Group by any Group Company or Founder Party in a manner not generally accepted in the international market, which is not approved by the Preferred Majority;

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(vi)	any material breach by any Group Company and/or Founder Party of any material term of the Series C Transaction Documents (including the Shareholders’ Agreement and Memorandum and Articles as amended from time to time), including without limitation, any breach of the Control Documents or any failure to deliver audit or review report pursuant to Section 6.8(i) of the Seriec C Share Purchase Agreement; and

(vii)	voluntary termination of either Gu Shaofeng ( ) or Zhang Jun ( ) of his employment with any Group Company,

at the written request of any Series C Shareholder(s) who individually or in the aggregate hold(s) at least twenty percent (20%) of all the issued and outstanding Series C Preferrred Shares (the “Series C Redemption Request”), the Company shall redeem all or portion of the outstanding Series C Preferred Shares held by such Series C Shareholder(s).

(d)	Redemption Price.

(i)	The redemption price for each Series A Preferred Share (the “Series A Redemption Price”) shall be equal to the greater of (i) 100% of the Series A Preferred Share Purchase Price, plus an annual compounded return of 8% accrued thereon, and plus all declared but unpaid dividend; and (ii) the fair market value of each Series A Preferred Share, which shall be determined by independent appraisal, exclusive of liquidity or minority ownership discounts, which shall be conducted by an independent third party valuer as approved by a majority of the Board (including the affirmative votes of at least three (3) Preferred Directors, which affirmative vote shall not be unreasonably withheld).

(ii)	The redemption price (the “Series B Redemption Price”) for each Series B Preferred Share shall be equal to the greater of (i) 150% of the Series B Preferred Share Purchase Price, plus all declared but unpaid dividend; and (ii) the fair market value of each Series B Preferred Share, which shall be determined by independent appraisal, exclusive of liquidity or minority ownership discounts, which shall be conducted by an independent third party valuer as approved by the Board (including the affirmative votes of at least three (3) Preferred Directors, which affirmative vote shall not be unreasonably withheld).

(iii)	The redemption price (the “Series C Redemption Price”) for each Series C Preferred Share shall be equal to (i) 100% of the Series C Preferred Share Purchase Price, plus an annual compounded return of 8% accrued thereon, plus all declared but unpaid dividend; and (ii) the fair market value of each Series C Preferred Share, which shall be determined by independent appraisal, exclusive of liquidity or minority ownership discounts, which shall be conducted by an independent third party valuer as approved by the Board (including the affirmative votes of at least three (3) Preferred Directors, which affirmative vote shall not be unreasonably withheld).

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(e)	Redemption Notice.

Following receipt of the Series A Redemption Request, the Series B Redemption Request or the Series C Redemption Request, the Company shall within five (5) calendar days thereafter give a written notice (the “Redemption Participation Notice”) to all those Preferred Shareholders who have not delivered the Redemption Request to the Company, at the address last shown on the records of the Company for such Preferred Shareholders. Each of such Preferred Shareholders shall have the right to participate in the redemption in respect of all or any of its Preferred Shares by respond in writing to the Company confirming the request to participate in the redemption (the “Redemption Participation Request”) within ten (10) days after it receives the Redemption Participation Notice. Within five (5) days after receiving any such Redemption Participation Request, the Company shall send a final written notice (the “Redemption Notice”) to all those Preferred Shareholders who have requested or elected to participate in the redemption in accordance with this Section 3.1. Such Redemption Notice shall specify the Redemption Date, and shall direct all such Preferred Shareholders to submit their share certificates to the Company on or before the Redemption Date.

(f)	Redemption Date

The redemption of any Preferred Shares pursuant to this Section 3.1 shall take place within sixty (60) days of the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as the holders electing to redeem their Preferred Shares and the Company may mutually agree in writing (each a “Redemption Date”). At a Redemption Date, the Company shall, from any source of assets or funds legally available therefor, redeem each Preferred Share that has been submitted for redemption by paying in cash therefor the Redemption Price, against surrender by such holder at the Company’s principal office of the certificate representing such share, provided that no Series A Redemption Price or Series B Redemption Price shall be paid prior to the full payment of the Series C Redemption Price, and no Series A Redemption Price shall be paid prior to the full payment of the Series B Redemption Price. After a Redemption Date, if the Redemption Price has been received in full by a Preferred Shareholder, all rights of such Preferred Shareholder shall cease with respect to such Preferred Shares, and such Preferred Shares shall not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

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(g)	Insufficient Funds

If the Company’s assets or funds which are legally available on the Redemption Date are insufficient to pay in full all the Redemption Price at a Redemption Date, or if the Company is otherwise prohibited by applicable laws from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable laws to pay all the redemption payments due on such date. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the Preferred Shareholders which are set forth in the Memorandum and Articles, or are otherwise available under applicable laws, the balance of any Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the Redemption Price but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, the rights to Preferred Dividends) which such Preferred Shares had prior to such date, until the Redemption Price has been paid in full with respect to such Preferred Shares. Any portion of the Redemption Price not paid by the Company on the Redemption Date shall continue to be owed to the Preferred Shareholders and shall accrue interest at an annual coumpouned rate of 10% from the Redemption Date.

4.	CONVERSION

The Preferred Shares shall have conversion rights as follows:

4.1	Conversion Ratio

Each Preferred Share shall be convertible into such number of fully paid and non-assessable Common Shares at the Preferred Share-to-Common Share conversion ratio equal to:

Preferred Share Purchase Price for such Preferred Share / then-effective Conversion Price (as defined below) for such Preferred Share

The “Conversion Price” for such Prefered Share shall initially be the Preferred Share Purchase Price for such Preferred Share, resulting in an initial conversion ratio for the Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as provided in Section 4.4 but shall not be lower than the par value of the Common Shares.

4.2	Optional Conversion

Each Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Preferred Shares into Common Shares based on the then-effective Conversion Price.

4.3	Automatic Conversion

Each Preferred Share shall automatically be converted into Common Shares based on the then-effective Conversion Price for such Preferred Share in effect at the time immediately upon the affirmative consent of the Preferred Majority.

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4.4	Conversion Price Adjustments

The Conversion Price shall be subject to adjustment from time to time as follows:

(a)	Proportional Adjustment

If at any time the number of outstanding Common Shares proportionately changes as a result of share split, share division, share combination, share dividend, reorganization, mergers, consolidations, reclassifications, exchanges, substitutions, recapitalization or similar events, then Conversion Price shall be proportionately adjusted.

(b)	Anti-dilution Adjustment

(i)	Adjustment. If at any time, the Company shall issue or sell New Shares for a per-share consideration less than the then-effective Conversion Price for any Preferred Share, the Conversion Price for such Preferred Share shall be reduced, as of the date of such issue or sale to an amount determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

i.	“CP2” shall mean the Conversion Price of such Preferred Share in effect immediately after such issue or sale of New Shares;

ii.	“CP1” shall mean the Conversion Price of such Preferred Share in effect immediately prior to such issue or sale of New Shares;

iii.	“A” shall mean the number of Common Shares outstanding immediately prior to such issue or sale of New Shares (calculated assuming conversion of all outstanding Preferred Shares and exercise of outstanding Options);

iv.	“B” shall mean the number of Common Shares that would have been issued or sold if such New Shares had been issued or sold at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue or sale by CP1); and

v.	“C” shall mean the number of such New Shares issued or sold in such transaction.

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(ii)	Deemed Issuances of Common Shares. In the case of the issuance of Option, the following provisions shall apply for all purposes of this Section 4.4(b):

(1)	The aggregate maximum number of Common Shares deliverable upon exercise of Option shall be deemed to have been issued at the time such Option were issued, and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such Option, plus the minimum exercise price provided in such Option for the Common Shares covered thereby.

(2)	In the event of any change in the number of Common Shares deliverable, or in the consideration payable to the Company upon exercise of such Option, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Option, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Shares or any payment of such consideration upon the exercise of any such Option.

(3)	Upon the expiration or termination of any such Option, the applicable Conversion Price of the Preferred Shares shall, to the extent in any way affected by or computed using such Option, be recomputed to reflect the issuance of only the number of Common Shares actually issued upon the exercise of such Option.

(iii)	Determination of Consideration. In the case of the issuance of Common Shares for cash, the consideration shall be deemed to be the amount of cash received by the Company. In the case of the issuance of the Common Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof, as determined by the Board (including the affirmative votes of at least three (3) Preferred Directors, which affirmative vote shall not be unreasonably withheld) irrespective of any accounting treatment.

4.5	Procedure of Conversion

(a)	Mechanics of Conversion.

The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Common Shares. Upon the conversion of the Preferred Shares, the Company shall issue such number of the Common Shares converted from such Preferred Shares to the Preferred Shareholders holding such Preferred Shares, and cancel the Preferred Shares so converted. The Company shall promptly update its register of members to reflect the issuance of such Common Shares and the cancellation of such Preferred Shares.

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(b)	Fractional Share.

No fractional Common Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the Preferred Shareholder would otherwise be entitled, the Company shall at the discretion of the Board (including the affirmative votes of at least three (3) Preferred Directors) either (A) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board, or (B) round the fractional share (after aggregating all fractional Common Shares) to the nearest whole share (with one-half being rounded upward).

(c)	Adjustment Certificate.

Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 4.5, the Company shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and notify each Preferred Shareholder of such adjustment and the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any Preferred Shareholder, furnish or cause to be furnished to such Preferred Shareholder an adjustment certificate setting forth (A) such adjustment (B) the Conversion Price for its Preferred Shares at the time in effect, and (C) the number of Common Shares that each Preferred Share could then be converted into.

4.6	No Impairment

The Shareholders shall procure that the Company shall not impair the conversion rights of the Preferred Shares, and shall at all times in good faith assist in the carrying out of all the provisions of this Section 4.6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Preferred Shareholders (including without limitation, reservation of sufficient authorized by unissued Common Shares for issuance upon the conversion of the Preferred Shares).

5.	VOTING RIGHTS

5.1	General.

The Common Shareholders shall have the right to one (1) vote for each Common Share held; provided however, that, subject always to Section 5.4 of this Schedule A, regardless of whether the Common Shares (excluding the Common Shares issuable upon the conversion of the Preferred Shares) account for more or less than 50% of the total issued voting Shares (on a fully-diluted and as-converted basis), the votes cast by the Common Shareholders shall be deemed to represent 51% of the total issued voting Shares (on an as-converted basis). The Preferred Shareholders shall have the right to one (1) vote for each Common Share into which each outstanding Preferred Share held could then be converted. Subject to provisions to the contrary elsewhere in the Memorandum and Articles of Association or the Shareholders’ Agreement, or as required by applicable laws, the Preferred Shareholders shall have vote together with the Common Shareholders, and not as a separate class or series, on all matters put before the Shareholders.

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An action that may be taken by the Shareholders at a meeting may also be taken by a resolution of Shareholders consented to in writing or by telex, telegram, cable, facsimile, email or other written electronic communication. When all Shareholders entitled to be present and vote sign either personally or by proxy the minutes of a general meeting, the same shall be deemed to have been duly held notwithstanding that the Shareholders have not actually come together or that there may have been technical defects in the proceedings and a resolution in writing (in one or more counterparts) signed by all Shareholders aforesaid shall be as valid and effectual as if it had been passed at a meeting of the Shareholders duly called and constituted.

At any general meeting, a resolution put to the vote of the meeting shall be decided by the vote of the requisite majority pursuant to a poll of the Shareholders. Unless otherwise required by the applicable laws or Memorandum and Articles of Association (including but not limited to Section 5.4 of this Schedule A), such requisite majority shall be a simple majority of votes cast.

5.2	Board Matters.

(a)	The Board shall consist of nine (9) Directors. The Board shall be constituted as follows:

(i)	Legend Capital shall be entitled to appoint one (1) Director.

(ii)	SIG shall be entitled to appoint one (1) Director.

(iii)	The Lead Series B Investors shall be entitled to appoint one (1) Director.

(iv)	The Series A Majority shall be entitled to nominate one (1) Director (together with the Directors appointed under Sections 5.2(a)(i), 5.2(a)(ii) and 5.2(a)(iii), the “Preferred Directors”).

(v)	The Common Majority shall be entitled to nominate five (5) Directors (the “Common Directors”), one of whom shall serve as CEO of the Company.

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(b)	The Board shall meet at least once every quarter. A quorum for a board meeting shall consist of five (5) Directors, including all of the Preferred Directors. However, if within an hour from the time appointed for a board meeting, a quorum is not present due to the absence of any Director, then a second board meeting shall be scheduled to a time the same day in the next week and written notice for such second board meeting shall be duly delivered again to all Directors. If within an hour from the time appointed for such second board meeting, a quorum is still not present due to the absence of any Director, then those Directors present shall be deemed to be a quorum for such second board meeting; provided that at such second board meeting, the business not included in the notice for such second board meeting shall not be transacted. The Preferred Directors shall be entitled to appoint alternates to serve at any board meeting (or the meeting of a committee formed by the Board), and such alternates shall be permitted to attend all Board meetings and vote on the relevant Preferred Director’s behalf respectively. Questions arising at any meeting shall be decided by a simple majority of votes (unless a higher vote is required pursuant to applicable laws, the Shareholders’ Agreement or the Memorandum and Articles of Association) of the Directors present at a meeting at which there is a quorum, with each having one (1) vote. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of the Board shall be as valid and effectual as if it had been passed at a meeting of the Directors or such committee as the case may be duly convened and held.

(c)	Each of the Series A Investor, the Lead Series B Investors, JOY BRIGHT MANAGEMENT LIMITED and the Lead Series C Investors shall be entitled to appoint one (1) observer (collectively the “Observers”) to the Board. The Observers shall be entitled to (a) attend meetings of the Board; and (b) receive copy of all notices, minutes, consents and other material that are provided to the Directors at the same time and in the same manner as provided to the Directors.

(d)	The Board shall establish a compensation committee (the “Compensation Committee”) to manage the compensation affairs of the Company, implementing salary and equity guidelines for the Company, approving compensation packages, severance agreements and employment agreements for all senior managers (including without limitation, the chief executive officer, the chief technical officer and the chief financial officer) as well as administering the Company’s employee equity incentive plans. The Compensation Committee shall be comprised of nine (9) members of the Board. Each of the Series A Investor, the Lead Series B Investors and the Lead Series C Investors shall have the right to appoint one (1) representative to serve at the Compensation Committee. Subject to the approval requirement in Section 5.4 below, all acts of the Compensation Committee shall require the approval of a majority of members of Compensation Committee, including the approval of at least three (3) out of four (4) representatives appointed by the Series A Investor, the Lead Series B Investors and the Lead Series C Investors. Before the establishment of the Compensation Committee, the full Board shall manage the aforementioned matters and all decisions on such matters shall require the approval of a majority of the Board, including the approval of at least three Preferred Directors.

(e)	The Board may form an audit committee or any other committee as it deems appropriate. The constitution of and voting mechanism for such committee(s) shall be the same with the Compensation Committee.

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5.3	Indemnity.

(a)	To the maximum extent permitted by applicable law, the Directors and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director or trustee.

(b)	To the maximum extent permitted by applicable law, the Directors and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Shareholders for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or wilful default respectively.

(c)	The Company shall use its best efforts to purchase and maintain directors’ insurance from a carrier and in an amount as shall be agreed by the Board, provided that such insurance coverage is available at commercially reasonable rates as determined by the Board, in relation to any person who is or was a Director, or who at the request of the Company is or was serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under this Section 5.3.

5.4	Protective Provisions.

For so long as any Preferred Share remains outstanding,

(a)	the Company shall not take any of the following actions listed attached hereto without obtaining the prior consents of the Preferred Majority, voting together as a single class, provided that notwithstanding anything to the contrary contained in this Section 5.4(a), where any act listed above requires a Special Resolution of the Shareholders in accordance with theStatute and, if the Shareholders vote in favour of such act but the consent of the Preferred Majority has not been obtained, then such disapproving Preferred Shareholders shall, in such vote, have such number of votes as equal to the aggregate number of votes of the Shareholders who voted in favour of such act, plus one:

1.	altering or changing the rights, preferences or privileges of the Preferred Shareholders;

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2.	authorizing or issuing any Equity Security senior to or on a parity with the Preferred Shares as to dividend rights or redemption rights or liquidation preferences or voting rights;

3.	any new issuance of any Equity Securities of the Company, including without limitation the initial public offering of any Group Company, but excluding (a) any issuance of Common Shares upon conversion of the Preferred Shares, and (b) the issuance of Common Shares (or options or warrants therefor) under the ESOP approved by the shareholders of the Company pursuant to item 8 below under this subsection;

4.	amending or waiving any provision of the Memorandum and Articles or any other charter document of the Company in a manner that would alter or change the rights, preferences or privileges of any Preferred Shares;

5.	any action that reclassifies any outstanding shares or securities into shares or securities having preference or priority senior to or on a parity with the preference of the Preferred Shares;

6.	any increase, reduction or cancellation of the authorized share capital of the Company;

7.	any action that results in the redemption or repurchase of any Common Shares (other than the redemption or repurchase of Common Shares pursuant to the ESOP documents upon termination of employment or services with any employees or service providers);

8.	approval of, and any amendment to the ESOP of the Company and grant of options under the ESOP;

9.	any transfer of assets of the Company or license of intellectual property, which is not within the ordinary course of business, or any transfer of Equity Securities of any Group Company (other than the Equity Securities held by any Preferred Shareholder);

10.	any action that results in any merger, consolidation, or other corporate reorganization, or any transaction or series of transactions in which in excess of 50% of the Company’s voting power is transferred or in which all or substantially all of the assets of the Company are sold;

11.	increase or decrease of the authorized size of the Board or change in the way in which Board members are appointed;

12.	liquidation, dissolution or winding up of any Group Company;

13.	any action that results in the payment or declaration of any dividend on any Shares;

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14.	granting any loan, incurring any debt, or providing any guarantee or indemnity, provided that such approval shall not be required if the loan, debt, guarantee or indemnity is granted or provided in the ordinary course of business and on normal commercial terms and is approved under the annual business plan and budget of the Group;

15.	any related-party transactions unless approved by the majority of the disinterested Board members;

16.	any other action that would hurt the rights or interests of the Preferred Shareholders (based on reasonable judgment);

17.	effecting any of the foregoing, as applicable, with respect to any Group Company; or

18.	agreeing or committing to do any of the foregoing.

(b)	the Company shall not take any of the following actions (and no affirmative Directors’ resolutions will be adopted to approve or carry out the such actions) without the prior consent of the Board (including the affirmative votes of at least three (3) Preferred Directors):

1.	any capital commitment or expenditure in excess of US$200,000 outside of the Company’s annual budget approved by the Board;

2.	any issuance of debt by any Group Company;

3.	acquisition of business/assets in excess of US$100,000 by any Group Company outside of the annual budget approved by the Board;

4.	appointment or replacement of the chief executive officer, the chief financial officer, the chief technology officer, the chief operating officer or any equivalent position of the foregoing;

5.	entering into any joint venture or material alliance;

6.	any transaction involving a Group Company and any employees, officers, directors or shareholders of any Group Company or any other related-party transaction or amendment thereof;

7.	appointment and removal of auditors of the Company or any material change in the accounting and financial policies of the Company;

8.	any increase in compensation of any employee of any Group Company with monthly salary of at least RMB80,000 by more than forty percent (40%) in a twelve (12) month period;

9.	approving or amending the annual business plan and budget of the Group and any items of expenditure incurred outside the annual budget in excess of US$50,000 per month, individually or in the aggregate;

10.	ceasing to conduct or carry on its business substantially as now conducted by the Company, change of any material part of its business or entering into business that is outside of the ordinary course of business or the business plan;

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11.	any change to any Group Company’s then-effective guarantee program in favor of any third party or establishment of any such new guarantee program;

12.	any other action that would hurt the rights or interests of the Preferred Shareholders (based on reasonable judgment);

13.	effecting any of the foregoing, as applicable, with respect to any Group Company; or

14.	agreeing or committing to do any of the foregoing.

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THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

NOTICE OF RESOLUTIONS

OF THE SHAREHOLDERS

OF

PPDAI GROUP INC.

NOTICE IS GIVEN pursuant to Section 62 of the Companies Law that by written resolutions adopted on 27th December 2016 by the shareholders of the Company for the time being entitled to attend and vote at general meetings of the Company, the following resolutions were passed as special resolutions:

SPECIAL RESOLUTION

IT WAS RESOLVED AS A SPECIAL RESOLUTION THAT the definition of “Founder Party” be removed in its entirety and replaced with the following in the definitions section contained in Schedule A of the Articles of Association:

“Founder Parties” means the Founders and the Founder Holdco’s, and each a “Founder Party”.

AND THAT the following definitions be added lexicographically to the definitions section contained in Schedule A of the Articles of Association:

“Founders” means Gu Shaofeng ( ), a Chinese citizen (residential ID number 310115197807118638), Zhang Jun ( ), a Chinese citizen (residential ID number 510622197708262114), Hu Honghui ( ), a Chinese citizen (residential ID number 310107197709075013) and Li Tiezheng ( ), a Chinese citizen (residential ID number 232103198409250212), and each a “Founder”.

“Founder Holdco’s” means:

(1)    PPD Investment Limited, a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands;

(2)    Metallica Holding Limited, a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands;

(3)    Happyariel Holding Limited, a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands; and

(4)    Emma & Oliver Holding Limited, a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands,

and each a “Founder Holdco”.

Dated this 3rd day of January, 2017 /s/ Roger L. Nelson For: Maricorp Service Ltd.	Filed: 03-Jan-2017 11:36 EST Auth Code: A98858522752

www.verify.gov.ky File#: 269366